EXHIBIT 5.1

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April 26, 2007
Orexigen Therapeutics, Inc.
12481 High Bluff Drive, Suite 160
San Diego, California 92130
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as special counsel to Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 27,352,062 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issuable under the Orexigen Therapeutics, Inc. 2004 Stock Plan (the “2004 Plan”) and the Orexigen Therapeutics, Inc. 2007 Equity Incentive Award Plan (the “2007 Plan”, together with the 2004 Plan, the “Plans”) under the Securities Act of 1933, as amended (the “Act”), on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2007 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.
     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner contemplated by the Plans. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.
     Subject to the foregoing, and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance, delivery and payment for the Shares in the manner contemplated by the Plans, the Shares will be duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of

April 26, 2007

the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP